EXHIBIT 10.21


                        ADMINISTRATION SERVICES AGREEMENT


         THIS AGREEMENT is made as of the 1st day of July, 1997 (the "Effective Date"), between Seaboard Life Insurance Company (USA) (hereinafter referred to as "Seaboard Life"), and HealthPlan Services, Inc., a Florida corporation (hereinafter referred to as the "Administrator"). In consideration of their mutual undertakings contained herein, the parties agree as follows:

                                    ARTICLE I

                              PURPOSE; DEFINITIONS

         It is the intention of the parties to provide for the terms under which the Administrator will: (i) provide certain reporting and funds transfer services for Seaboard Life with respect to policies for which Seaboard Life has agreed to provide reinsurance pursuant to either the Reinsurance Agreement between United HealthCare Insurance Company and Seaboard Life dated September 29, 1997 or the Reinsurance Agreement between The Travelers Insurance Company and Seaboard Life dated September 29, 1997 (each such policy hereinafter referred to as a "UHI Policy"); and (ii) provide administration services for the Seaboard Policies. For purposes of this Agreement, capitalized terms used in this Agreement that are not otherwise defined herein shall have the meanings ascribed to them in EXHIBIT A, which is attached hereto and incorporated herein by reference.

                                   ARTICLE II

                             INDEPENDENT CONTRACTOR

         The relationship of the Administrator to Seaboard Life with respect to administrative services is that of an independent contractor. The
Administrator's authority shall be limited to that which is expressly stated in this Agreement, and nothing in this Agreement will be construed as creating any other relationship between the parties.

                                   ARTICLE III

                           DUTIES OF THE ADMINISTRATOR

         SECTION 3.A.  SEABOARD POLICY ADMINISTRATIVE SERVICES

         The Administrator agrees to perform the services described below for the Seaboard Policies on behalf of Seaboard Life, in accordance with guidelines reasonably required by Seaboard Life:


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                  1. The Administrator shall support agent sales and marketing activities.

                  2. The Administrator shall process requests for participation.

                  3. The Administrator shall arrange for the collection and remittance of premiums pursuant to SECTION 3.C below.

                  4. The Administrator shall prepare premium reports and other reports as agreed to between the parties.

                  5. The Administrator shall maintain all records necessary for the proper administration of premium collection.

                  6. The Administrator shall underwrite all Enrollees in accordance with Seaboard Life's reasonable and lawful instructions. Seaboard Life will retain final decision-making authority with respect to underwriting pursuant to SECTION 3.I below.

                  7. The Administrator shall process enrollment of new Enrollees as they become eligible and maintain eligibility records.

                  8. The Administrator shall arrange for the printing and delivery of all certificates of coverage issued by Seaboard Life (see
         SECTION 3.D below).

                  9. The Administrator shall perform any other general services required for the efficient marketing and administration of the insurance provided under the Seaboard Policies as may be agreed to between the parties.

                  10. In accordance with reasonable Seaboard Life guidelines, the Administrator shall verify that all agents are properly licensed for states in which products are sold and shall appoint and terminate agents on behalf of Seaboard Life. The Administrator shall provide Seaboard Life with appropriate agent appointment materials that the Administrator receives from any agent in a timely fashion. As of the date of the Administrator's execution of this Agreement, the Administrator has provided Seaboard Life with a copy of its form agent agreement. On behalf of Seaboard Life, the Administrator will pay all expenses relating to such agent contracting, appointment, and termination. As reimbursement for the Administrator's payment of such agent expenses, the Administrator shall retain the Agent Appointment Amount from the portion of Gross Seaboard Premium it transfers to the Seaboard Premium Account pursuant to SECTION 3.C below.

                  11. The Administrator shall develop standard forms of Seaboard Policies for issuance by Seaboard Life, subject to Seaboard Life approval. On behalf of Seaboard Life, the Administrator shall file such Seaboard Policies, provisions, and other materials with appropriate regulatory authorities. The Administrator also shall monitor


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         relevant legislative and regulatory activity and shall use best efforts to (i) timely notify Seaboard Life when changes are required in Seaboard Policy forms, and (ii) make necessary Seaboard Policy form changes. The Administrator shall assist Seaboard Life in the preparation of all necessary insurance department and other regulatory filings.

                  12. The Administrator shall develop pricing methodologies and rates for Seaboard Policies, subject to Seaboard Life approval, based upon the Administrator's data base and other information available to the Administrator, all of which data and information shall be made available to Seaboard Life upon request.

                  13. The Administrator shall enforce all Seaboard Policies in accordance with their provisions and reasonable Seaboard Life guidelines.

                  14. The Administrator shall arrange for and manage subrogation services, preferred provider network access, utilization review, case management, overpayment collection, and other services that relate to the Seaboard Policies and that will be provided by third parties approved by Seaboard Life. Seaboard Life shall bear all costs relating to such services. The Administrator shall not be obligated to arrange for coverage under the Seaboard Policies by any conversion carrier, reinsurer, or other entity. The Administrator shall pay such third parties other than the Conversion Carrier from the Seaboard Claims Account. The Administrator shall pay the Conversion Carrier on behalf of Seaboard Life. The Administrator shall retain the Conversion Fee Amount from the portion of Gross Seaboard Premium it transfers to the Seaboard Premium Account pursuant to SECTION 3.C below.

                  15. The Administrator shall provide information to and monitor the performance of each third party vendor and the Conversion Carrier. The Administrator's performance of services with respect to third party vendors and the Conversion Carrier will be in accordance with written guidelines approved by Seaboard Life that (i) identify each third party vendor and the Conversion Carrier, and (ii) specify the information and payments to be provided to such vendor and/or Conversion Carrier and the services of such vendor and/or Conversion Carrier to be monitored by the Administrator. Seaboard Life will provide the Administrator with ninety (90) calendar days written notice of any change in vendor or Conversion Carrier and sixty (60) calendar days written notice of any other change in its instructions with respect to the Administrator's services relating to any vendor or Conversion Carrier. As requested by Seaboard Life, the Administrator shall arrange for such third-party services on behalf of Seaboard Life. Notwithstanding any of the foregoing or any other provision of this Agreement, the Administrator shall have no authority to enter into any contract or agreement in the name of, or on behalf of, Seaboard Life, without Seaboard Life's advance written consent.

                  16. The Administrator shall review the appropriateness of participation by Seaboard Life in state-sponsored reinsurance pools and provide recommendations for


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         Seaboard Life to review with respect to such participation. If Seaboard
         Life elects to participate in a state-sponsored reinsurance pool, the Administrator shall coordinate Seaboard Life's participation in accordance with procedures reasonably required by Seaboard Life. Such coordination shall include but not be limited to assisting in preparation of participation applications, identifying candidates for inclusion in such pools, and submitting claims to such pools, subject to Seaboard Life's approval. The Administrator shall monitor the status of any claim submitted to any such reinsurance pool and provide
         Seaboard Life with reports of such status, as reasonably required by Seaboard Life.

         SECTION 3.B.  CLAIMS SERVICES

         3.B.1. CLAIMS ADJUDICATION. During the term of this Agreement, the Administrator will be responsible for performing the following claims adjudication services with respect to the Seaboard Policies (and such additional policies as may become included with the Seaboard Policies by written agreement of the parties) in accordance with guidelines reasonably required by Seaboard
Life:

                  (a) The Administrator shall receive notices of claims.

                  (b) The Administrator shall prepare and distribute identification cards and respond to questions from Covered Groups, policyholders, and health care providers regarding the eligibility of Covered Persons under the Seaboard Policies.

                  (c) The Administrator shall review, calculate, and process claims submitted by Enrollees in accordance with the Seaboard Policies and reasonable claims paying standards that are established under state and federal law and industry fair claims practices and procedures and that are included in the claims guidelines approved by Seaboard Life.

                  (d) The Administrator shall decline non-covered claims.

                  (e) The Administrator shall issue benefit checks from the Seaboard Claims Account.

                  (f) The Administrator shall make determinations regarding collection of any overpayments and subrogation recoveries and arrange for the collection of such overpayments and subrogation recoveries, at Seaboard Life's expense.

                  (g) The Administrator shall administer cost containment measures as reasonably required by Seaboard Life including, but not limited to, coordination of benefits procedures.

                  (h) The Administrator shall provide assistance as requested by Seaboard Life to research and resolve aged outstanding checks including, but not limited to, making inquiries of claimants.


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                  (i) The Administrator shall refer requests for ERISA review of denied claims to Seaboard Life.

                  (j) The Administrator shall provide required certificates of creditable coverage in accordance with HIPAA or any amendment or successor thereto.

                  (k) The Administrator shall arrange for repricing of claims by a third party at Seaboard Life's expense in accordance with the fee schedules agreed to between the Administrator on behalf of Seaboard Life and any network of health care providers.

                  (l) The Administrator shall respond to questions from Enrollees regarding Seaboard Policy benefit checks and explanation of benefit statements.

                  (m) The Administrator shall provide Seaboard Life and the Reinsurer with certain information including, without limitation, certain claim, actuarial, and medical management information, as instructed by Seaboard Life, subject to the terms set forth in this Agreement. As of the Effective Date, Seaboard Life instructs the Administrator to provide the Reinsurer designated by Seaboard Life with information as set forth in SECTION IV.A. of the Major Medical Quota Share Reinsurance Contract effective July 1, 1997 issued to Seaboard Life Insurance Company (USA) by the subscribing reinsurers thereto (the "Reinsurance Contract"). The Administrator shall comply with any reasonable changes in the foregoing obligations in this SECTION 3.B.1(M) due to amendment of the Reinsurance Contract effective as of July 1, 1997, or any subsequent date, or any other reason, provided that Seaboard Life provides the Administrator with written notice of such change at least thirty (30) calendar days prior to the date on which the Administrator is required to provide reports under such new obligations. Upon agreement by Seaboard Life and the Administrator to the terms of the Major Medical Quota Share Reinsurance Contract effective July 1, 1998, the parties agree to enter into an addendum to this Agreement setting forth the specific information to be provided by the Administrator to Seaboard Life and the Reinsurer.

                  (n) The Administrator shall refer all claims which contain evidence of misrepresentation that may be grounds for rescission of coverage to Seaboard Life. Such information shall be accompanied by appropriate documentation. Seaboard Life shall have sole authority to exercise any and all rescission rights under any Seaboard Policy, and except to the extent otherwise provided herein shall be responsible for notification of rescissions to the claimants and the Administrator.

                  (o) The Administrator shall develop and employ appropriate investigational techniques and tools to detect, redress, and report health care and other claim fraud, subject to Seaboard Life approval.


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         3.B.2.   REPORTING TO SEABOARD LIFE.

                  (a) The Administrator will submit reports and data on its activities in a form, medium, and time frame agreed upon by Seaboard Life and the Administrator. The reports shall include, but not be limited to, those details, as specified by Seaboard Life, of each check issued, within five (5) Business Days of issuance.

                           If the Administrator submits to Seaboard Life report data that fails to meet agreed-upon criteria, then the Administrator will make every effort to resubmit the data in the proper format within one (1) Business Day after Seaboard Life provides the Administrator with notice of such failure.

                           If Seaboard Life changes its required format for data reporting, the Administrator will exercise reasonable efforts to comply with such changes upon notification from Seaboard Life, provided that Seaboard Life provides the Administrator with at least ninety (90) calendar days notice of such changes and that such changes do not result in unreasonable costs. The Administrator also shall respond to such other requests for reports and data as Seaboard Life shall reasonably request.

                  (b) The Administrator shall conduct quality assurance reviews in accordance with the criteria agreed to by the parties. As reasonably requested by Seaboard Life, the Administrator shall make copies of reports created in connection with quality assurance reviews available to Seaboard Life.

         3.B.3.   HANDLING OF CHECKS.

                  (a) The Administrator shall make payments for claims using checks drawn on the Seaboard Claims Account. The Administrator shall designate in writing to Seaboard Life the names of those persons authorized to sign such checks and provide sample signatures. The Administrator shall promptly notify Seaboard Life of any changes in the list of persons so designated. The Administrator also shall notify Seaboard Life of the names of those persons responsible for the security of the check stock and the signature plate, if applicable. Seaboard Life shall have the right at any time to approve or disapprove persons authorized by the Administrator to sign checks. The Administrator shall consider using Automated Clearing House transfer for claims payments in the future.

                  (b) Seaboard Life will be responsible for determining the banking specifications, printing specifications, and instrument number of checks. Check printing and testing will be the responsibility of the Administrator. However, subject to the approval of Seaboard Life, the Administrator may arrange to have the checks printed by another check printing vendor, at the expense of Seaboard Life. All checks, regardless of vendor, shall be tested and approved by Seaboard Life.

                  (c) The Administrator shall employ security procedures which meet with the approval of Seaboard Life with respect to the handling of checks and drafts. The


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         Administrator shall immediately report to Seaboard Life any loss or destruction of checks or any unauthorized use of checks.

         SECTION 3.C.  PREMIUM COLLECTION AND REMITTANCE

         3.C.1. SEABOARD PREMIUM BILLING. On behalf of Seaboard Life, the Administrator shall bill each Covered Group for Seaboard Premium amounts owed by such Covered Group to Seaboard Life, in accordance with guidelines reasonably required by Seaboard Life. "Seaboard Premium" shall mean any amount that Seaboard Life charges any Covered Group for coverage under a Seaboard Policy. "Seaboard Premium" shall not include any Administration Fee or other fee that the Administrator charges a Covered Group, Enrollee, or Covered Individual, which fee shall be stated as a separate charge on any billing.

         3.C.2. RECEIPT OF SEABOARD PREMIUM PAYMENTS. On behalf of Seaboard Life, the Administrator shall receive and credit all Seaboard Premium payments made by Covered Groups, and shall make all cash adjustments for Seaboard Premium refunds and other required cash transfers with respect to such Seaboard Premium payments, in accordance with procedures reasonably required by Seaboard Life. Any Seaboard Premium payments that are received by the Administrator shall be deemed to have been received by Seaboard Life, but the payment of return Seaboard Premium amounts by Seaboard Life to the Administrator shall not be deemed payment to an insured or claimant until such payment is received by such insured or claimant. Nothing in this SECTION 3.C.2 shall limit any right of Seaboard Life against the Administrator resulting from the Administrator's failure to make payments to Seaboard Life or to any insured claimant.

         3.C.3. SEABOARD PREMIUM REMITTANCE. The Administrator shall immediately remit each Seaboard Premium payment it receives from a Covered Group to Seaboard Life by depositing such payment in an interest-bearing Seaboard Life account at a bank selected by the Administrator (the "Seaboard Deposit Account"). The Administrator shall have sole and exclusive authority to make withdrawals from the Seaboard Deposit Account.

         3.C.4. SEABOARD PREMIUM RECONCILIATION. On or before the thirty-first calendar day after the close of each month (or, if such day falls on a day other than a Business Day, then on the first Business Day thereafter), the Administrator shall deliver to Seaboard Life and the Reinsurer a reconciliation report relating to Seaboard Premium payments it received in the Seaboard Deposit Account in the previous month (the "Seaboard Reconciliation Report"), which Seaboard Reconciliation Report shall set forth the Gross Seaboard Premium for such month and the following amounts with respect to such Gross Seaboard
Premium:

         (a) NET SEABOARD PREMIUM, which shall be equal to the difference between:

                  (i) the Gross Seaboard Premium; and

                  (ii) the sum of: (a) the Administrator Service Fee with respect to such Gross Seaboard Premium; (b) the Agent Appointment Amount with respect to such


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                  Gross Seaboard Premium; and (c) the Conversion Fee Amount with respect to such Gross Seaboard Premium.

         (b) AGENT APPOINTMENT AMOUNT, which shall be equal to .15% of such Gross Seaboard Premium.

         (c) CONVERSION FEE AMOUNT, which shall be equal to 0.4% of such Gross Seaboard Premium.

         (d) GROSS CLAIMS AND ADJUSTMENT EXPENSE, which shall equal the sum of the aggregate amount of all claims paid during such month and all other amounts incurred for such month in connection with claims adjudication, including amounts incurred pursuant to SECTION 3.B.1 and SECTION 3.A.14 above.

         3.C.5. REMITTANCE. Within forty-five (45) calendar days after the close of each month, the Administrator shall transfer to the Seaboard Premium Account, by Automated Clearing House transfer, an amount (the "Seaboard Life Amount") which shall be equal to: (i) the Net Seaboard Premium for such month; minus (ii) any Start-up Expenses incurred by the Administrator for which the Administrator is entitled to reimbursement, subject to the limitations set forth in SECTION 8.D below. The Administrator shall adjust the amount transferred to the Seaboard Premium Account in any month as necessary to reflect adjustments to reconciliations for previous months. The Administrator may use the funds that are deposited in the Seaboard Deposit Account, including but not limited to any accrued interest thereon, for the Administrator's own purposes, subject to the Administrator's obligation to transfer funds pursuant to this Agreement. The Administrator may offset the Seaboard Life Amount for each month by any amount that Seaboard Life owes to the Administrator pursuant to this Agreement. In the event of such offset, the Administrator shall indicate the nature and amount of such offset in the applicable Seaboard Reconciliation Report. Notwithstanding any other provisions in this SECTION 3.C, for each of the first ten (10) months for which the Administrator provides Seaboard Life with a Seaboard Reconciliation Report pursuant to this Agreement, the Administrator shall provide the Seaboard Reconciliation Report and shall transfer funds in accordance with this SECTION 3.C.5 as soon as reasonably possible, but shall not be required to provide such Seaboard Reconciliation Report or complete such funds transfer within the time periods specified in this SECTION 3.C.



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         3.C.6. SEABOARD PREMIUM REPORTS. In addition to the information required pursuant to SECTION 3.C.4 above, the Administrator shall provide such other information on the Reconciliation Report as is reasonably required by Seaboard Life in writing. In addition to the Seaboard Reconciliation Reports described in SECTION 3.C.4 above, the Administrator shall provide Seaboard Life and/or the Reinsurer with such reports regarding Seaboard Premium billing and remittance as are reasonably required by Seaboard Life in writing, in a format and on a timetable to be mutually agreed upon by the parties. The Administrator shall maintain records of cash receipts and disbursements relating to the Seaboard Policies as required by laws and regulations applicable to third party administrators, and shall assist Seaboard Life in preparing any reports required by such laws and regulations.

         3.C.7.   RECEIPT AND TRANSFER OF UHI REMITTANCE; REPORTING.

                  (a) UHI REMITTANCE AND REMITTANCE REPORT. On behalf of Seaboard Life, the Administrator will accept the UHI Remittance for each month and the UHI Remittance Report for such month. For purposes of this Agreement, "UHI Remittance" shall mean the total amount that is payable by United Healthcare Insurance Company ("UHI") to Seaboard Life pursuant to the Reinsurance Agreement between UHI and Seaboard Life dated September 29, 1997 and the Reinsurance Agreement between The Travelers Insurance Company and Seaboard Life dated September 29, 1997 (the "UHI/Travelers Reinsurance Agreements"), as indicated on the applicable UHI Remittance Report. For purposes of this Agreement, "UHI Remittance Report" shall mean, with respect to any month, a report provided by UHI that sets forth information regarding: (i) the total amount of premium that UHI received with respect to the UHI Policies in such month, as adjusted for premium refunds and other required cash transfers; (ii) the amount of such UHI premium retained for commissions and administrative expenses payable to the Administrator, premium taxes, conversion fees, utilization review, network access, and other fees pursuant to SECTION 7 of each UHI/Travelers Reinsurance Agreement;
         (iii) claims paid by UHI with respect to the UHI Policies; (iv) interest due from UHI to Seaboard with respect to such collected UHI premium; (v) any other amount included in calculation of the UHI Remittance for such month; and (vi) the UHI Remittance for such month.

                  (b) FUNDS TRANSFER. Within one (1) Business Day after the Administrator receives the UHI Remittance and a complete UHI Remittance Report with respect to such UHI Remittance for any month, the Administrator shall forward the UHI Remittance Report to Seaboard Life and the Reinsurer and shall transfer to the Seaboard Premium Account, by Automated Clearing House transfer, an amount equal to the UHI Remittance for such month minus any Start-up Expenses incurred by the Administrator for which the Administrator is entitled to reimbursement pursuant to SECTION 8.D below.

         3.C.8. SEABOARD PREMIUM ACCOUNT. As requested by Seaboard Life, and subject to Seaboard Life's obligations to indemnify the Administrator pursuant to SECTION 9.D below, the Administrator shall implement transfers from the Seaboard Premium Account in accordance with


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the terms of this SECTION 3.C.8 and the reasonable written instructions of
Seaboard Life. As reasonably requested by Seaboard Life in writing, the Administrator will effect cash transfers from the Seaboard Premium Account as follows: (i) within two (2) Business Days after the Seaboard Premium Account is credited with a transfer of funds by the Administrator pursuant to SECTION 3.C.5 above, the Administrator will submit written instructions to the Seaboard Bank to transfer an amount designated in writing by Seaboard Life from the Seaboard Premium Account to a Reinsurer account designated by Seaboard Life; and (ii) within two (2) Business Days after the Seaboard Premium Account is credited with a transfer of funds by the Administrator pursuant to SECTION 3.C.7 above, the Administrator will submit written instructions to the Seaboard Bank to transfer an amount designated by Seaboard Life in writing from the Seaboard Premium Account to a Reinsurer account designated by Seaboard Life. Seaboard Life shall ensure that the Administrator has signature authority to transfer funds from the Seaboard Premium Account.

         3.C.9. DEPOSITS. To the extent requested by Seaboard Life, any Seaboard Premium payment received from a group prior to the final coverage determination with respect to such group (any "Deposit") shall not at that time be deemed to be a "Seaboard Premium" for purposes of this SECTION 3.C.9 or any other provision of this Agreement. As reasonably required by Seaboard Life, the Administrator shall place each group's Deposit in a suspense account until such group is accepted for coverage under a Policy in accordance with the terms of this Agreement, at which time the Deposit will be deemed to be a "Seaboard Premium" for purposes of this Agreement. In the event that such group is not accepted for coverage under a Policy, then the Administrator shall return the Deposit to such group in accordance with procedures reasonably required by Seaboard Life.

         SECTION 3.D. DELIVERY OF DOCUMENTS. Any policies, certificates, booklets, booklet-certificates, termination notices, or other written communications delivered by Seaboard Life to the Administrator for delivery to the policyholders, participant employers, or insureds shall be delivered by the Administrator promptly after receipt of instructions from Seaboard Life to do so.

         SECTION 3.E. INSURANCE.

         SECTION 3.E.1. FIDELITY. It shall be the duty of the Administrator to maintain fidelity coverage, including bonding of its employees, in an amount of at least Five Million Dollars ($5,000,000).

         SECTION 3.E.2. ERRORS AND OMISSIONS. The Administrator also shall maintain an errors and omissions liability policy in an amount of at least Five Million Dollars ($5,000,000) to cover any loss arising as a result of any real or alleged negligence on the part of the Administrator, its agents, or its employees in any aspect of the performance of the Administrator's duties under this Agreement.

         SECTION 3.E.3. EVIDENCE OF COVERAGE. The Administrator shall cause the issuer(s) of the fidelity and errors and omissions coverage described in this SECTION 3.E to deliver


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         to Seaboard Life a certificate or certificates evidencing such coverage. The policies evidencing such coverage shall provide at least thirty (30) calendar days written notice prior to the cancellation of, or any material change in, such coverage. If the coverage is canceled, substitute coverage shall be obtained and shall be effective prior to the effective date of cancellation.

         SECTION 3.F. LEGAL PROCEEDINGS; REGULATORY COMMUNICATIONS. If the Administrator receives any notice of the commencement of any legal proceeding involving any Covered Group or Covered Person or any communication from any Insurance Department or other administrative agency or any other person identifying a complaint by a Seaboard Life insured (including a Covered Person's initiation of a grievance procedure or an appeal from any managed care decision) or calling a hearing involving any Seaboard Life insuring practice, the Administrator shall immediately advise Seaboard Life of the proceeding. The Administrator at its own expense shall immediately thereafter forward any correspondence or necessary files in its possession to Seaboard Life for determination of appropriate handling. If Seaboard Life receives any notice of the commencement of any legal proceeding involving the Administrator, or Seaboard Life receives any communication from any Insurance Department or other administrative agency or any other person identifying a complaint against the Administrator or calling a hearing involving the Administrator, Seaboard Life shall immediately advise the Administrator of the proceeding. Seaboard Life at its own expense shall immediately thereafter forward any copies of necessary correspondence or files in its possession to the Administrator.

         SECTION 3.G. BOOKS AND RECORDS. The Administrator shall maintain at its principal administrative office, in original form or on electronic media, adequate books and records of all claim records for Seaboard Policies and other transactions among Seaboard Life, the Administrator, Covered Groups, and Covered Persons, for a period of seven (7) years, or such longer or shorter period required under applicable law. Such books and records shall be maintained in accordance with prudent standards of insurance record-keeping. All books and records pertaining to such transactions shall be maintained by Seaboard Life at its offices in like fashion.

         SECTION 3.H. COMPLAINT LETTERS. The Administrator shall maintain a file containing any letters of complaint received by the Administrator from Seaboard Life insureds, policyholders, or service providers for a period of six (6) years from receipt of the complaint letter, or such longer or shorter period of time as may be required under ERISA or applicable state law.

         SECTION 3.I. UNDERWRITING. The Administrator shall conform to the underwriting and other guidelines agreed to by Seaboard Life. The Administrator may presume that its reasonable interpretation of Seaboard Life's underwriting and other guidelines is acceptable to Seaboard Life and in conformance with its guidelines unless notice to the contrary is received from Seaboard Life. Seaboard Life expressly retains sole authority and sole discretion to establish written underwriting guidelines for approval of applicants for coverage under the


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Seaboard Policies. Seaboard Life shall provide such underwriting guidelines to the Administrator. The Administrator shall have authority to implement and apply Seaboard Life's underwriting guidelines, but may not modify any term or condition of any Seaboard Policy or waive any provision thereof except to the extent required or directed by Seaboard Life. The Administrator shall refer any questions regarding interpretation or implementation of Seaboard Life's underwriting guidelines to Seaboard Life.

         SECTION 3.J. COMPLIANCE WITH LAW. The Administrator shall use best efforts to become fully informed and at all times remain fully informed with respect to all laws, regulations, and administrative rulings regarding the subject matter of this Agreement, and shall use best efforts to ensure that all of its actions in connection with this Agreement will be consistent with and appropriate under all such laws, regulations, and rulings. The Administrator shall use best efforts to ensure that all forms and policies created and maintained by the Administrator for Seaboard Life pursuant to this Agreement are and will be in compliance with state and federal law as well as all regulations and administrative filings. The Administrator shall advise Seaboard Life in writing of any contact with any regulatory authority that is other than routine or with respect to which Seaboard Life may reasonably be expected to have an interest. The Administrator shall resolve any doubts in favor of notifying Seaboard Life.

         SECTION 3.K. THIRD PARTY ADMINISTRATOR REGULATIONS. In the conduct of its business and in the performance of its obligations under this Agreement, the Administrator shall comply with all statutes, ordinances, rules, and regulations of any and all federal, state, and municipal regulatory authorities that are applicable to third party administrators. If required by state law, the Administrator shall hold a certificate of registration as a third party administrator (or such other licenses, permits, or registrations required for the performance of the Administrator's duties and obligations hereunder) from the Department of Insurance or other regulatory body having jurisdiction and post any bond required by any such regulatory body.

                                   ARTICLE IV

                             STANDARD OF PERFORMANCE

         The Administrator represents to Seaboard Life that it is experienced in the field of group insurance administration.

                                    ARTICLE V

                           RESTRICTION ON PERFORMANCE

         SECTION 5.A. PATIENT CONFIDENTIALITY. Each party shall ensure that the collection, review, and disposition of all Covered Person records by its employees, agents, and representatives shall be undertaken with due regard for rights of privacy and in accordance with all applicable patient confidentiality laws.

         SECTION 5.B. SUBCONTRACTING. The Administrator may subcontract any of its administrative functions, duties, or responsibilities under this Agreement; PROVIDED, HOWEVER, that the Administrator shall not, without Seaboard Life's written consent, subcontract the performance of any services hereunder requiring direct Enrollee contact, except to a corporate affiliate of the Administrator. The Administrator shall remain liable for the performance of any service subcontracted hereunder.

         SECTION 5.C. MARKETING.

                  5.C.1 LICENSING AND FORM APPROVAL. There will be no marketing or issuance of Seaboard Policies in states in which Seaboard Life is not licensed or does not have policy form approval.

                  5.C.2 ISSUANCE AND RENEWAL. Seaboard Life may cease issuing and renewing coverage in a particular market or markets, in compliance with the notice requirements set forth in HIPAA and applicable state laws, provided that Seaboard Life notifies the Administrator in writing of such cessation on or before the earlier of (a) one hundred eighty
         (180) calendar days before such cessation, or (b) ninety (90) calendar days prior to the deadline for notifying employer groups or others of such cessation as may be imposed by HIPAA or applicable state law. Unless required to do so by any state regulatory authority, Seaboard Life may not provide notice to the Administrator under this SECTION 5.C.2, or otherwise invoke its rights under this SECTION 5.C.2, prior to April 1, 1999. The decision of Seaboard Life to cease issuing or renewing coverage in any particular market or markets shall not affect the duties and the responsibilities of the Administrator as set forth in ARTICLE III above or as otherwise required under this Agreement.

                                   ARTICLE VI

                             AUDIT AND ACCESS RIGHTS

         SECTION 6.A. AUDIT. To the extent required by law or deemed necessary or prudent in its complete discretion, Seaboard Life shall conduct on-site and other audits of the books and accounts of the Administrator relating to all transactions subject to this Agreement. Upon reasonable prior written notice, Seaboard Life shall have the right to conduct periodic audits of Seaboard Policy administration, including procedures relating to check controls and check stock, at the offices of the Administrator. Seaboard Life shall have the right of access to the Administrator's premises at any time during normal business hours of any Business Day for such purpose. The Administrator shall exercise best efforts to cooperate to the fullest extent in any such audits. If Seaboard Life chooses to conduct an audit at its own offices, the Administrator shall, upon request, ship all necessary records (or complete and accurate copies thereof) to the designated Seaboard Life office. Seaboard Life shall reimburse the Administrator for all copying and other costs associated with any such copying and shipment of records. Seaboard Life shall provide the Administrator with a written report outlining the findings of any audit, including a description of any operational deficiencies or errors or omissions of the Administrator found by Seaboard Life. To the extent any of the deficiencies and/or errors or omissions are, in the reasonable judgment of Seaboard Life, material, Seaboard Life shall include such judgment in its written audit report. The Administrator shall respond in writing to Seaboard Life with respect to any alleged deficiencies, errors, or omissions noted in the Seaboard Life audit report within thirty (30) calendar days of receipt of such audit report. Such response shall propose corrective action for any operating deficiencies to the extent that the Administrator has determined that operating deficiencies exist. If the parties cannot agree with respect to a corrective action plan, or cannot agree with respect to whether a corrective action plan is necessary, then either party may terminate this Agreement pursuant to SECTION 12.D below.

         SECTION 6.B. ACCESS TO RECORDS. At all times during the term of this Agreement and following its termination for any reason, Seaboard Life shall have access to all records of Seaboard Policies for so long as maintained by the Administrator pursuant to SECTIONS 3.G and 3.H above. Seaboard Life shall, at its own expense, be entitled to obtain copies of any and all such records at any time during the term of this Agreement. Upon termination of this Agreement, as reasonably required by Seaboard Life and at Seaboard Life expense, the Administrator shall transfer all records relating to Seaboard Policies, to Seaboard Life or a party designated by Seaboard Life, within a reasonable time after termination. Notwithstanding the foregoing, the Administrator shall bear up to TEN THOUSAND DOLLARS ($10,000) in expenses with respect to such transfer. The Administrator may retain at its discretion copies of all or a portion of such records, subject to the terms of this Agreement, and shall have continuing access to such records to fulfill obligations to insured parties, claimants, and Seaboard Life. Upon the reasonable request of Seaboard Life, and at Seaboard Life's expense, the Administrator shall destroy all or part of the records, except to the extent prohibited by applicable law.

                                   ARTICLE VII

                             DUTIES OF SEABOARD LIFE

         SECTION 7.A. ADMINISTRATIVE SUPPORT. Seaboard Life will provide the Administrator with the following in connection with the Seaboard Policies:

                  1. Seaboard Life will take all steps necessary to establish and maintain in good standing its status as a licensed insurer. Seaboard Life will advise the Administrator in writing of all limitations under federal, state, or local authorities on its authority to underwrite insurance business.

                  2. Seaboard Life shall provide the Administrator with necessary forms for enrolling new Enrollees and maintaining Enrollee records. The Administrator shall arrange for, and bear the cost of, printing such forms on behalf of Seaboard Life.

                  3. Seaboard Life shall provide the Administrator with reporting guidelines needed by the Administrator for the preparation and filing of statutory statements required by any state regulatory authority. It is understood that these guidelines will change subject to requirements imposed by applicable regulatory authorities.

                  4. Seaboard Life shall prepare and file all tax returns required under state or federal law and shall pay all premium, income, and any other applicable taxes imposed on Seaboard Life based on Seaboard's receipt of revenues from the Seaboard Policies and the UHI Policies.

                  5. Seaboard Life shall provide the Administrator with ninety
         (90) calendar days advance written notice of any change in new business rates and ninety (90) calendar days advance notice of any rate changes for Seaboard Policies. Such notices will specify the percentage change in both instances.

         SECTION 7.B. INSURANCE DEPARTMENT FILINGS. Seaboard Life shall provide to the Administrator with the form for all required booklet-certificates and enrollment materials. The Administrator shall arrange for the printing of such materials at the Administrator's expense.

         SECTION 7.C. CONFLICT. If there is a conflict between any guidelines or instructions provided by Seaboard Life and this Agreement, the terms of this Agreement shall control.

         SECTION 7.D. PRODUCT DESCRIPTIONS. Subject to Seaboard Life's prior written consent, which consent shall not be unreasonably denied, Seaboard Life will allow descriptions of other products offered by the Administrator through other carriers to be included in the marketing brochures featuring Seaboard Life products. Such consent shall be assumed if Seaboard has not objected to a description within fifteen (15) calendar days of receipt thereof. Seaboard Life will not use such consent right to prevent the Administrator from packaging Seaboard Life products with those of any other carrier, provided that such carrier has a rating equal or superior to Seaboard Life as determined by the BEST rating system (or, if there is no BEST rating system, then a successor or substantially similar system).

         SECTION 7.E. COMPLIANCE WITH LAW; LIABILITY. In the conduct of its business and the performance of its obligations under this Agreement, Seaboard Life warrants and represents to the Administrator that it is in compliance with, and shall continue to comply with, all applicable law (including but not limited to all state law requirements that Seaboard Life be authorized and approved to conduct its business and to issue the Seaboard Policies). Except as otherwise specifically provided in ARTICLE IX below, Seaboard Life shall be solely liable for all aspects of the design and administration of the Seaboard Policies, including but not limited to (i) agent appointment (including all fees associated therewith), (ii) underwriting criteria, (iii) the disposition of Seaboard Premium amounts prior to final coverage determinations, (iv) the rights or obligations of Covered Groups, Enrollees, or Covered Persons, (v) the scope of benefits under the Seaboard Policies, (vi) Seaboard Premium rates, (vii) the content of participation documents, group contracts, Seaboard Policies, and certificates, (viii) claims adjudication determinations, including determinations regarding whether health care services provided to a Covered Person are covered under the applicable Seaboard Policy, (ix) utilization review and case management criteria, (x) compliance with applicable law related to the Seaboard Policies, (xi) the procedures applicable to potentially fraudulent or improper billing practices, and (xii) determinations with respect to participation in state reinsurance pools. Seaboard Life shall provide the Administrator with written guidelines setting forth procedures applicable to these matters. The Administrator may presume that its reasonable interpretation of Seaboard Life's claims payment and other guidelines is acceptable to Seaboard Life and in conformance with Seaboard Life guidelines unless notice to the contrary is received from Seaboard Life.

         SECTION 7.F. CLAIM CORRESPONDENCE. Seaboard Life will send to the Administrator copies of all claim correspondence that shall be necessary for the Administrator to perform its obligations under this Agreement, and which has been received by Seaboard Life.

         SECTION 7.G. NOTICES AND CORRESPONDENCE. Seaboard Life will promptly, on days on which Seaboard Life is open for business, forward to the Administrator all notices of claims and other relevant correspondence from Covered Groups and Covered Persons that Seaboard Life may receive during the term of this Agreement.

         SECTION 7.H. NOTICE OF CHANGES. In addition to its other notice obligations pursuant to this Agreement, and except as provided in SECTION 3.B.1(M) hereof, Seaboard Life shall provide the Administrator with written notice of any changes to Seaboard Life polices, procedures, guidelines, benefits, or forms applicable to the Administrator's performance of services hereunder, at least sixty (60) calendar days prior to the date on which Seaboard Life requires the Administrator to implement such change.

                                  ARTICLE VIII

                                  COMPENSATION

         SECTION 8.A. SERVICE FEE. As compensation to the Administrator for the services that the Administrator provides pursuant to this Agreement, and in addition to the other amounts to be paid by Seaboard Life to the Administrator hereunder, Seaboard Life shall pay the Administrator the Administrator Service Fee calculated in accordance with the terms of EXHIBIT B attached hereto. The Administrator may retain the Administrator Service Fee from the portion of Gross Seaboard Premium funds it transfers to the Seaboard Premium Account pursuant to
SECTION 3.C above.

         SECTION 8.B. EXPENSES. Except as otherwise provided herein, the Administrator's office and operational expenses are its sole responsibility.

         SECTION 8.C. ADMINISTRATION FEES. The Administrator may charge Covered Groups, Enrollees, and/or Covered Persons additional administrative fees with respect to certain products or services (any such fee hereinafter referred to as an "Administration Fee"), subject to restrictions imposed by applicable law. The Administrator may also charge additional fees to Covered Groups, Enrollees, and/or Covered Persons as needed to compensate vendors.

         SECTION 8.D. START-UP EXPENSE REIMBURSEMENT. Seaboard Life agrees to reimburse the Administrator for those expenses associated with assisting in the creation of the Seaboard Life medical products, as well as the systems and infrastructure needed to support those products upon implementation (such expenses hereafter referred to as "Start-up Expenses"). Start-up Expenses will include, but not be limited to, expenses and billable hours attributable to this project and related to staffing and training, product development and consulting services, marketing and promotion, systems and software, compliance, and the creation of policy forms, rate development, and the creation of workflows and procedures needed to support the Seaboard Policies. Reimbursement of the Start-up Expenses shall be limited to a maximum of Two Hundred Thousand Dollars ($200,000). Pursuant to SECTION 3.C above, the Administrator may retain a portion of any Start-up Expense to which it is entitled to reimbursement from the portion of any Gross Seaboard Premium funds or UHI Remittance that the Administrator transfers to the Seaboard Premium Account; PROVIDED, HOWEVER, that for purposes of reimbursement of Start-up Expenses, the Administrator may only retain (i) up to seventy-five percent (75%) of the Seaboard Policy Underwriting Profit with respect to Gross Seaboard Premium for any month; and (ii) up to seventy-five percent (75%) of the UHI/Seaboard Life Underwriting Profit with respect to any UHI Remittance. For purpose of this Agreement, "Seaboard Policy Underwriting Profit" shall mean an amount equal to (i) the Gross Seaboard Premium for such month, minus (ii) the sum of the Administrator Service Fee, the Conversion Fee Amount, the Premium Tax Amount, the Gross Claims and Adjustment Expense, the Carrier Fee Amount, and the Claims Reserve Amount with respect to such Gross Seaboard Premium. For purposes of this Agreement, "UHI/Seaboard Life Underwriting Profit" shall mean an amount equal to: (i) the UHI Remittance for such month; minus (ii) the sum of the amount to be transferred to the Reinsurer with respect to such UHI Remittance and the Claims Reserve Amount with respect to such UHI Remittance.

         SECTION 8.E. AGENT COMMISSIONS. On behalf of Seaboard Life, the Administrator shall pay agent commissions owing with respect to any Gross Seaboard Premium for which the Administrator has retained an Administrator Service Fee.

         SECTION 8.F. CHANGES IN ADMINISTRATOR SERVICE FEE. If in any Contract Year the Administrator determines that the aggregate Administrator Service Fee retained by the Administrator with respect to the Gross Seaboard Premium for such Contract Year is likely to exceed twenty-three and one-half percent (23.5%) of the Gross Seaboard Premium for such Contract Year, then the Administrator shall provide Seaboard Life with written notice of such potential excess, and the parties shall negotiate in good faith to take steps that will increase the likelihood that the aggregate Administrator Service Fee retained by the Administrator with respect to the Gross Seaboard Premium for such Contract Year shall not exceed twenty-three and one-half percent (23.5%) of such Gross Seaboard Premium.

         SECTION 8.G. RECONCILIATION OF ADMINISTRATOR SERVICE FEE. The Administrator will provide written reconciliation of the aggregate Administrator Service Fee retained by the Administrator with respect to the Gross Seaboard Premium for each fiscal quarter of the Administrator on or before the sixtieth
(60) calendar day following the completion of such quarter. Unless Seaboard Life objects in writing to such written reconciliation within thirty (30) days after the date the reconciliation is delivered to the Administrator in accordance with this Agreement, the reconciliation shall be deemed conclusively correct for purposes of this SECTION 8.G. If the aggregate Administrator Service Fee for the quarter subject to such reconciliation report (the "Reported Quarter") exceeds twenty-three and one-half percent (23.5%) of the Gross Seaboard Premium for such Reported Quarter, then the Administrator and Seaboard Life shall negotiate in good faith to take steps that will increase the likelihood that the aggregate Administrator Service Fee retained by the Administrator for both the Reported Quarter and the seven quarters subsequent to the Reported Quarter does not exceed twenty-three and one-half percent (23.5%) of the aggregate Gross Seaboard Premium for such quarters.

                                   ARTICLE IX

                                 INDEMNIFICATION

         SECTION 9.A. NEGLIGENCE; MISCONDUCT. The Administrator agrees to indemnify and hold Seaboard Life harmless from any and all liability, loss, damage, fines, punitive damages, penalties and costs, including expenses and attorneys fees, which result from any negligence, criminal, fraudulent, or willful misconduct in carrying out its responsibilities in accordance with the standards set forth in this Agreement, or which result from any action which exceeds its authority under this Agreement.

         Seaboard Life agrees to indemnify and hold the Administrator harmless from any and all liability, loss, damage, fines, punitive damages, penalties and costs, including expenses and attorneys fees, which result from any negligence, criminal, fraudulent, or willful misconduct in carrying out its responsibilities in accordance with the standards set forth in this Agreement, or which result from any action which exceeds its authority under this Agreement.

         SECTION 9.B. ACTIONS IN ACCORDANCE WITH GUIDELINES. Seaboard Life will indemnify the Administrator against any and all loss, damage, liability, judgment, awards and expense, including court costs and attorneys fees resulting from any act of any officer, employee, representative, or agent of the Administrator which is performed reasonably in accordance with the instructions, manuals, or guidelines agreed to by Seaboard Life and which is performed in good faith and without gross negligence or willful misconduct.

         SECTION 9.C. LAWSUIT. In the event that the Administrator is named as a defendant in a suit arising out of the administration of a Policy, Seaboard Life agrees to defend and hold harmless the Administrator from the judgment, the costs, and defense expenses of such litigation, provided that the Administrator was acting reasonably in accordance with the provisions of this Agreement or the instructions manuals or guidelines of Seaboard Life and in good faith without gross negligence or willful misconduct.

         SECTION 9.D. SEABOARD PREMIUM ACCOUNT. In addition to its other obligations under this Agreement, Seaboard Life agrees to indemnify, defend, and hold harmless the Administrator, and its parents, subsidiaries, affiliates, directors, officers, agents, and employees, from and against any and all losses, costs, claims, demands, and damages, including but not limited to attorneys' fees, arising out of or caused by any act done or alleged to have been done by the Administrator or Seaboard Life, or any omission made or alleged to have been made by The Administrator or Seaboard Life, in connection with the carrying out or performance of its respective obligations pursuant to SECTION 3.C.8 of this Agreement or otherwise with respect to the Seaboard Premium Account, including but not limited to any negligent action or inaction by the Administrator, or any action or inaction by the Administrator that constitutes a breach (other than an intentional breach) of this Agreement, or any action or inaction that is taken or not taken at the direction or request of Seaboard Life.

                                    ARTICLE X

                               USE OF INFORMATION

         Any confidential information, including but not limited to data, business information, technical information, legal information, specifications, forms, computer programs and documentation, written, oral or otherwise ("Information") owned and furnished by either party ("Furnishing Party") to the other party hereunder or in contemplation hereof shall remain the property of the Furnishing Party. All copies of such Information in written, graphic, or other tangible form, including computer systems, discs and tapes, shall be returned to the Furnishing Party upon request at any time during or after the term of this Agreement. Notwithstanding the foregoing, "Information" shall not include information that (i) was previously known to be free of any obligation to keep it confidential, (ii) has been or is subsequently made public, or (iii) is required by law to be disclosed by a party. Any Information received by a party shall be kept confidential by the party furnished such Information, and shall be used only to carry out obligations under this Agreement or upon such terms as may be agreed upon in writing by the Furnishing Party. The party furnished such Information shall use best efforts to ensure that its employees, agents, and representatives comply with the terms of this ARTICLE X. Each party hereto acknowledges and agrees that money damages would not be a sufficient remedy for any breach of this ARTICLE X by any party and that, in addition to other remedies, each party shall be entitled to specific performance and injunctive or other equitable relief for any such breach. Each party agrees to be responsible for any breach of this ARTICLE X by any of its employees, agents, or representatives.

                                   ARTICLE XI

                                   AMENDMENTS

         SECTION 11.A. WRITTEN INSTRUMENT. Except as otherwise provided herein, this Agreement may not be amended except by an instrument in writing and signed on behalf of both parties.

         SECTION 11.B. CHANGES IN LAW. If any applicable law requires the parties to amend this Agreement, then the parties shall negotiate in good faith to amend this Agreement in order to comply with such applicable law. If the parties cannot reach agreement with respect to an amendment of this Agreement pursuant to this ARTICLE XI, then either Party may terminate this Agreement pursuant to SECTION 12.D below.


                                   ARTICLE XII

                                   TERMINATION

         SECTION 12.A. TERM AND TERMINATION. The term of this Agreement shall commence on July 1, 1997, and shall continue in effect for five (5) years, unless earlier terminated as set forth herein. This Agreement shall terminate on the occurrence of any of the following events:

                  1.       by mutual consent of the parties; or

                  2. by either party by written notice to the other party upon the occurrence of fraud or embezzlement by such other party.

         If Seaboard Life terminates this Agreement pursuant to this ARTICLE XII and Seaboard Life or any successor or assignee of Seaboard Life continues to provide coverage under the Seaboard Policies after termination, then Seaboard Life shall pay the Administrator three percent (3%) of gross collected premium received with respect to each Seaboard Policy in effect on the effective date of termination, during the remaining term of such Seaboard Policy and one additional renewal term thereof.

         SECTION 12.B. TERMINATION FOR BREACH. Should either party become aware of a material breach of this Agreement by the other party, the non-breaching party must notify the breaching party of the breach and provide thirty (30) calendar days to correct such breach. This Agreement shall terminate at the close of such thirty-day period unless the breach is cured at that time. Notwithstanding the foregoing, if the breaching party made a reasonable effort to cure such breach during such initial thirty-day period, the breaching party shall have an additional thirty-day period to correct the breach. Termination shall take effect on the last day of the additional thirty-day period if the breach is not corrected on or before that date.

         SECTION 12.C. TERMINATION WITHOUT CAUSE. Either party may terminate this Agreement for any reason upon fifteen months' written notice to the other party.

         SECTION 12.D. TERMINATION UPON FAILURE TO AGREE. If the parties are unable to reach agreement with respect to: (i) any matter set forth in SECTION 8.F, SECTION 8.G, ARTICLE XI, or EXHIBIT B of this Agreement; or (ii) any other matter about which the parties are required to agree pursuant to this Agreement, then either party may terminate this Agreement upon thirty (30) calendar days notice to the other party, unless the parties reach agreement with respect to such amendment or such matter within the thirty-day notice period.

         SECTION 12.E. SUPERVISION OF UNDERWRITING AUTHORITY. To the extent required by applicable law, Seaboard Life shall have the right to suspend the underwriting authority of the Administrator. Seaboard Life must fulfill any lawful obligations with respect to policies affected by this Agreement, regardless of any dispute between Seaboard Life and the Administrator.

                                  ARTICLE XIII

                                  MISCELLANEOUS

         SECTION 13.A. NOTICE. Any notice which may or must be sent hereunder
(i) shall be in writing, (ii) shall be given to the party to whom it is addressed at the address set forth below, or at such other address as the party may specify for that purpose by notice to the other party given pursuant to this
SECTION 13.A, and (iii) shall be sent by messenger, by a nationally recognized overnight delivery service, by certified or registered U.S. Mail, or by facsimile:

         a)       If to the Administrator:
                           HealthPlan Services, Inc.
                           Attention: Chief Counsel

                  If Delivered By Hand:
                           3501 Frontage Road
                           Tampa, Florida  33607

                  If Delivered By U.S. Mail:
                           P.O. Box 30098
                           Tampa, Florida 33630-3098

                  If Delivered By Fax:
                           813/287-6629
                           Telephone Number: (813) 289-1000

         b)       If to Seaboard Life:
                           Seaboard Life Insurance Company (USA)
                           Attention: Legal Counsel

                  If Delivered By Hand:
                           525 S. Meridian Street
                           Indianapolis, Indiana 46225

                  If Delivered By United States Mail:
                           P.O. Box 6047
                           Indianapolis, Indiana 46206-6047

                  If Delivered By Fax:
                           317/238-5584
                           Telephone Number: (317) 238-5551

Each notice, demand, or other document that is delivered in the manner described above shall be deemed to sufficiently delivered, given, served, sent, provided, and received for all purposes at such time as it is delivered to the addressee (with the return receipt, delivery receipt, affidavit of messenger or, with respect to a facsimile transmission, the answerback being conclusive, but not exclusive, evidence of such delivery), or at such time as delivery is refused upon presentation.

         SECTION 13.B. GOVERNING LAW. This Agreement shall be governed and interpreted by the laws of the State of Florida.

         SECTION 13.C. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties with respect to its subject matter and supersedes all prior agreements on said subject matter.

         SECTION 13.D. SURVIVAL. The applicable provisions of SECTIONS 3.F., 3.G., 3.H., 5.A. ARTICLES VI, VIII, IX, and X, SECTION 12.A, and this ARTICLE XIII of this Agreement shall survive termination hereof for any reason.

         SECTION 13.E. OWNERSHIP OF MATERIALS. Any computer software produced by the Administrator in connection with the performance of its services hereunder shall be the sole property of the Administrator and shall remain the property of the Administrator following the termination of this Agreement and all software created by the Administrator prior to this Agreement shall remain its property. All materials and records furnished by Seaboard Life to the Administrator and all records related to Seaboard Life policies are to be and remain the sole property of Seaboard Life and shall be returned to the Administrator after termination or expiration of this Agreement within ninety (90) calendar days after any request by the Administrator for such records. All compilations, analyses, materials, and records furnished by the Administrator to Seaboard Life or otherwise created by the Administrator in connection with the Seaboard Policies are to be and remain the sole property of the Administrator and shall be returned to Seaboard Life after termination or expiration of this Agreement within ninety (90) calendar days after any request by Seaboard Life for such records.

         SECTION 13.F. USE OF NAME; ADVERTISING MATERIALS. Neither party shall use any written or oral advertising or other communication that bears the other party's name, or any other name used by the other party to identify any services it provides, including but not limited to any registered trademark or service mark of the other party, without the other party's prior written consent. Such consent shall be deemed to be given if the party from whom consent is requested does not respond to such request within two (2) Business Days. To the extent required by law, the Administrator shall keep a file of all advertisements used by the Administrator in the performance of its obligations hereunder.

         SECTION 13.G. SEVERABILITY. In the event that any court of competent jurisdiction holds that a particular provision or requirement of this Agreement is in violation of any applicable law, such provision or requirement shall be enforced only to the extent it is not in violation of such law or is not otherwise unenforceable, and all other provisions and requirements of this Agreement shall remain in full force and effect.

         SECTION 13.H. THIRD PARTY BENEFICIARIES. This Agreement shall not, and is not intended to, confer upon any party, other than the parties hereto and their successors and permitted assigns, any rights, remedies, obligations or liabilities, except as expressly provided herein.

         SECTION 13.I. FORCE MAJEURE. Neither Party shall be liable for any delay or failure to perform its obligations under this Agreement arising out of a cause beyond its control or without its fault or negligence. Such causes may include, but are not limited to, fires, floods, and natural disasters.

         SECTION 13.J. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         SECTION 13.K. EXHIBITS; ENTIRE AGREEMENT. All exhibits attached to or referenced in this Agreement are hereby incorporated by reference into this Agreement as if they were set forth at length in the text of this Agreement. This Agreement constitutes the entire agreement and merges and supersedes all prior agreements, understandings, and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. This Agreement shall not be altered or amended except by an instrument in writing executed by the authorized representatives of the parties.

         SECTION 13.L. HEADINGS. The captions and headings as set forth in this Agreement are included for purposes of convenient reference only and shall not affect the construction or interpretation of this Agreement.

         SECTION 13.M. NON-WAIVER. No action or failure to act by any party hereto shall constitute a waiver of any right or duty afforded under this Agreement, nor shall any such action or failure to act constitute an approval of or acquiescence in any breach hereunder, except as may be specifically agreed in writing.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in duplicate to be effective as of the Effective Date.


SEABOARD LIFE INSURANCE                     HEALTHPLAN SERVICES, INC.
COMPANY (USA)


By:      /S/ MICHAEL G. APOLSKIS           By:      /S/ JEFFERY W. BAK
     ---------------------------               --------------------------------


Title:   ASST. VICE PRESIDENT              Title:   SENIOR VICE PRESIDENT, SALES
         ---------------------------             -------------------------------
         ASSOC. GENERAL COUNSEL
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                                LSIT OF EXHIBITS

EXHIBIT A      DEFINITIONS
EXHIBIT B      COMPENSATION


As required by applicable law, the Company will furnish supplementally any omitted Exhibit or Schedule upon request.